Exhibit 99.1

Liberty Bancorp, Inc. Announces Financial Results for the Three and Nine Month Periods Ended June 30, 2009

LIBERTY, Mo.--(BUSINESS WIRE)--July 27, 2009--Liberty Bancorp, Inc. (NASDAQ: LBCP) (the “Company”) announced today net earnings for the quarter ended June 30, 2009 of $471,000, or $.13 per diluted share, compared to net earnings of $324,000, or $.09 per diluted share, for the quarter ended June 30, 2008. Net earnings for the nine months ended June 30, 2009 increased to $1.5 million, or $.40 per diluted share, compared to net earnings of $1.3 million, or $.32 per diluted share, for the nine months ended June 30, 2008. Liberty Bancorp, Inc. conducts substantially all of its operations through its wholly owned subsidiary, BankLiberty.

Net earnings increased by $147,000 for the three-month period ended June 30, 2009 as compared to the same period in 2008 due to higher net interest income and a lower provision for loan losses, partially offset by higher noninterest expense and income tax expense. For the comparable nine-month periods, net earnings increased due to higher net interest income, a lower provision for loan losses and higher noninterest income, partially offset by higher noninterest and income tax expense.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, (the “Bank”) offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri, with nine additional retail banking facilities in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

LIBERTY BANCORP, INC. Financial Highlights (Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2009	September 30, 2008
ASSETS
Cash and cash equivalents	$12,110	$8,084
Securities	27,516	29,630
Loans and mortgage-backed securities	313,780	271,580
Other assets	30,837	26,891

Total Assets	$384,243	$336,185

LIABILITIES
Deposits	$279,576	$219,764
FHLB advances	58,166	69,241
Other liabilities	3,241	3,171

Total Liabilities	340,983	292,176
Total Stockholders' Equity	43,260	44,009
Total Liabilities & Stockholders' Equity	$384,243	$336,185

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest income	$5,014	$4,948	$14,731	$15,482
Interest expense	1,546	2,023	5,188	7,448
Net interest income	3,468	2,925	9,543	8,034
Provision for loan losses	321	1,173	791	1,623
Net interest income after provision for loan losses	3,147	1,752	8,752	6,411
Total noninterest income	526	540	1,585	1,531
Total noninterest expense	3,021	1,886	8,333	6,174
Earnings before income taxes	652	406	2,004	1,768
Income taxes	181	82	553	460
Net Earnings	$471	$324	$1,451	$1,308
Basic and diluted earnings per share	$0.13	$0.09	$0.40	$0.32

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer